Exhibit K(3)

Griffin Capital Advisor Expense Limitation Agreement

Expense Limitation Agreement

May 12, 2014

Griffin Institutional Access Real Estate Fund

Griffin Capital Plaza

1520 Grand Avenue

El Segundo, CA 90245

Dear Board Members:

You have engaged us to act as the investment adviser to the Griffin Institutional Access Real Estate Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of May 12, 2014.

Commencing on the effective date of the Trust’s registration statement until at least the later to occur of June 30, 2015 or the one year anniversary of the effective date of the Trust’s registration statement, we agree to waive management fees and/or reimburse the Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund’s total annual operating expenses after fee waivers and/or reimbursement (exclusive of any taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) at the levels set forth in Appendix A attached hereto.

Additionally, this Expense Limitation Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and by Griffin Capital Advisor, LLC. Furthermore, this Expense Limitation Agreement may not be terminated by Griffin Capital Advisor, LLC, but may be terminated by the Fund’s Board of Trustees, on written notice to Griffin Capital Advisor, LLC. This Expense Limitation Agreement will automatically terminate, with respect to a Fund listed in Appendix A if the Management Agreement for the Fund is terminated with such termination effective upon the effective date of the Management Agreement’s termination for the Fund (except that Griffin Capital Advisor, LLC shall maintain its right to repayment if the termination of Management Agreement is caused by a change in control of Griffin Capital, LLC). This Expense Limitation Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

Any waiver or reimbursement by us is subject to repayment by the respective Fund within the three fiscal years following the fiscal year in which the expenses occurred (provided Griffin Capital Advisor, LLC continues to serve as investment adviser to the Fund), if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Exhibit K(3)

Griffin Capital Advisor Expense Limitation Agreement

Yours Very Truly,

Griffin Capital Advisor, LLC

By: /s/ Randy Anderson
Name: Randy Anderson
Title: Authorized Signatory
Date: May 12, 2014

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

GRIFFIN INSTITUTIONAL ACCESS REAL ESTATE FUND

By: /s/ Randy Anderson
Name: Randy Anderson
Title: Chairman
Date: May 12, 2014

Exhibit K(3)

Griffin Capital Advisor Expense Limitation Agreement

Appendix A

Fund	Percentage of Average Daily Net Assets
Griffin Institutional Access Real Estate Fund	1.91%